EXHIBIT 10.2

March 30, 2009

Ronald L. Havner, Jr.
c/o Karl Swaidan
Hahn & Hahn LLP
301 E Colorado Blvd #900
Pasadena, CA, 91101-1977

Re:	General Finance Corporation

Dear Mr. Havner:

You and I each acquired a substantial number of restricted shares of common stock of General Finance Corporation when the acquisition of Pac-Van business was completed in October 2008.  In your case, you acquired over 1.8 million shares of General Finance Corporation common stock, while I received over 1.1 million shares of the common stock.

All of the common stock we acquired in connection with the October 2008 Pac-Van acquisition was valued at $7.50 per share.  As you are well aware, the common stock today trades substantially below the $7.50 per share value.

I currently own 3,776,805 shares of common stock and warrants of General Finance Corporation (collectively, the “Shares”).

The share price of the common stock of General Finance Corporation has declined from October 2008 to the present.  Following this decline in the share price, you have asked, and I have agreed, not to sell any of my Shares for a period of four years from the date of this letter without your prior consent.

I trust this agreement will demonstrate my long-term commitment to General Finance Corporation and all of its shareholders.

Very truly yours, /s/ Ronald F. Valenta Ronald F. Valenta